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                                                          Exhibit 99.1
[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE

Contact:

Gary Larson
Chief Financial Officer
(510)623-9400 x321


                AEHR TEST SYSTEMS REPORTS FINANCIAL RESULTS
                       FOR SECOND QUARTER FISCAL 2010

Fremont, CA (January 6, 2010) -- Aehr Test Systems (Nasdaq: AEHR), a technology leader in the semiconductor test and burn-in equipment industry, today announced financial results for the second quarter of fiscal 2010 ended November 30, 2009.

Net sales were $1.6 million in the second quarter of fiscal 2010, compared with $9.2 million in the second quarter of fiscal 2009. Aehr Test reported a net loss of $2.2 million, or $0.25 per diluted share, in the second quarter of fiscal 2010, compared with net income of $0.9 million, or $0.10 per diluted share, in the second quarter of fiscal 2009.

Commenting on the second quarter results, Rhea Posedel, chairman and chief executive officer of Aehr Test Systems said, "Similar to recent quarters, our business continued to be impacted by the challenging global macroeconomic climate and lower-than-normal levels of capital spending by our customers in the semiconductor industry. However, there are several data points that suggest our business is in the early stages of a recovery. The second quarter showed marked growth in net sales, when compared with recent quarters. In addition, second quarter shipments of $2.5 million were significantly higher than the prior quarter, due in large part to the on-schedule shipment of the FOXTM-15 wafer-level burn-in and test system to Micronas, a leading supplier of automotive and industrial integrated circuits. We will record revenue after Micronas completes qualification runs and accepts the system. Looking forward in calendar 2010, quoting activity is beginning to increase and we are hopeful this will result in the addition of new customers and an increase in net sales as industry conditions improve. We believe that these factors set the stage for improved results in the second half of fiscal 2010."

Net sales were $2.9 million in the first six months of fiscal 2010 compared with $18.9 million in the first six months of fiscal 2009. Net loss for the six months ended November 30, 2009 was $1.2 million, or $0.14 per diluted share, compared with net income of $1.7 million, or $0.20 per diluted share, in the same period of the prior fiscal year.

At November 30, 2009, cash and cash equivalents were $5.1 million and include the proceeds of approximately $3.3 million received in September 2009 from the sale of a portion of the bankruptcy claim against Spansion Inc. Aehr Test completed the second quarter of fiscal 2010 with no outstanding debt and shareholders' equity of $10.0 million, or $1.17 per share outstanding at November 30, 2009.


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
Aehr Test Systems Reports Second Quarter Fiscal 2010 Results
January 6, 2010
Page 2 of 5

Management Conference Call
Management of Aehr Test will host a conference call and webcast today, January 6, 2010 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the Company's second quarter fiscal 2010 operating results. The conference call will be accessible live via the internet at www.aehr.com. Please go to the website at least 15 minutes before start time to register, download and install any necessary audio software. A replay of the webcast will be available at www.aehr.com for 90 days.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a leading worldwide provider of systems for burning-in and testing DRAMs, flash, and other memory and logic integrated circuits and has an installed base of more than 2,500 systems worldwide. Aehr Test has developed and introduced several innovative products, including the ABTSTM, FOX, MTX and MAX systems and the DiePak(R) carrier. The ABTS system is Aehr Test's newest system for packaged part test during burn-in for both low-power and high-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system. The MTX system is a massively parallel test system designed to reduce the cost of memory testing by performing both test and burn-in on thousands of devices simultaneously. The MAX system can effectively burn-in and functionally test complex devices, such as digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit the Company's website at www.aehr.com.

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties relating to projections regarding revenues and customer demand and acceptance of Aehr Test's products. Actual results may vary from projected results. These risks and uncertainties include without limitation, world economic conditions, the timing of the recovery of the semiconductor equipment market, the Company's ability to maintain sufficient cash to support operations, acceptance by customers of Aehr
Test's technologies, acceptance by customers of the systems shipped upon receipt of a purchase order and the ability of new products to meet customer needs or perform as described, and the Company's development and manufacture of a commercially successful wafer-level test and burn-in system. See Aehr Test's recent 10-K and 10-Q reports and other reports from time to time filed with the U.S. Securities and Exchange Commission for a more detailed description of the risks facing our business. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

                         [Financial Tables to Follow]




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
Aehr Test Systems Reports Second Quarter Fiscal 2010 Results
January 6, 2010
Page 3 of 5

                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    Condensed Consolidated Statements of Operations
                        (in thousands, except per share data)
                                   (unaudited)

                                         Three Months Ended   Six Months Ended
                                            November 30,        November 30,
                                         ------------------  -----------------
                                           2009      2008       2009     2008
                                         --------  --------  -------- --------
Net sales.............................     $1,646    $9,242    $2,914  $18,932
Cost of sales.........................      1,297     4,650     2,622    9,422
                                         --------  --------  -------- --------
Gross profit..........................        349     4,592       292    9,510
                                         --------  --------  -------- --------
Operating expenses:
  Selling, general and administrative.      1,623     1,830     2,936    3,915
  Research and development............      1,077     1,577     2,019    3,055
  Gain on sale of bankruptcy claim....         --        --    (3,289)      --
                                         --------  --------  -------- --------
    Total operating expenses..........      2,700     3,407     1,666    6,970
                                         --------  --------  -------- --------
    (Loss) income from operations.....     (2,351)    1,185    (1,374)   2,540

Interest income.......................          2        47         3      110
Other income, net ....................         26       384        12      377
                                         --------  --------  -------- --------
    (Loss) income before income tax
    (benefit)expense..................     (2,323)    1,616    (1,359)   3,027

Income tax (benefit)expense ..........       (165)      744      (162)   1,290
                                         --------  --------  -------- --------
    Net (loss) income ................    $(2,158)   $  872   $(1,197) $ 1,737
                                         ========  ========  ======== ========

Net (loss) income per share
    Basic.............................     $(0.25)    $0.10    $(0.14)   $0.21
    Diluted...........................     $(0.25)    $0.10    $(0.14)   $0.20

Shares used in per share calculations:
    Basic.............................      8,526     8,426     8,504    8,411
    Diluted...........................      8,526     8,447     8,504    8,600





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
Aehr Test Systems Reports Second Quarter Fiscal 2010 Results
January 6, 2010
Page 4 of 5


                          AEHR TEST SYSTEMS AND SUBSIDIARIES
                    Reconciliation of GAAP and Non-GAAP Results
                      (in thousands, except per share data)
                                   (unaudited)

                                             Three Months Ended  Six Months Ended
                                                November 30,        November 30,
                                             ------------------  -----------------
                                               2009      2008      2009     2008
                                             --------  --------  -------- --------
GAAP net (loss) income.....................   $(2,158)   $  872   $(1,197)  $1,737
Gain on sale of bankruptcy claim1..........        --        --    (3,289)      --
Stock compensation expense2 ...............       780       330     1,085      616
Income tax effect on non-GAAP adjustments..        --      (132)       --     (255)
                                             --------  --------  -------- --------
Non-GAAP net (loss) income.................   $(1,378)   $1,070   $(3,401)  $2,098
                                             ========  ========  ======== ========

GAAP net (loss) income per diluted share....   $(0.25)    $0.10    $(0.14)   $0.20
                                             ========  ========  ======== ========
Non-GAAP net (loss) income per diluted share   $(0.16)    $0.13    $(0.40)   $0.24
                                             ========  ========  ======== ========
Shares used in diluted shares calculation...    8,526     8,447     8,504    8,600
                                             ========  ========  ======== ========

_____________________________________________________________________________

1 The Company's largest customer, Spansion Inc. ("Spansion") filed for bankruptcy in February and March 2009. The Company has filed a claim in the Spansion U.S. bankruptcy action. In the first quarter of fiscal 2010, the Company sold a portion of its bankruptcy claim to a third party for net proceeds of approximately $3.3 million and recorded the amount in income from operations.

2 In the second quarter of fiscal 2010, officers of the Company elected to forfeit certain stock options granted. The forfeiture of these options resulted in the immediate recognition of the unamortized portion of stock compensation expense of $0.5 million.


Non-GAAP net (loss) income is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net (loss) income is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net (loss) income. This limitation is best addressed by using this measure in combination with net (loss) income (the most comparable GAAP measure).



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
Aehr Test Systems Reports Second Quarter Fiscal 2010 Results
January 6, 2010
Page 5 of 5

                           AEHR TEST SYSTEMS AND SUBSIDIARIES
                          Condensed Consolidated Balance Sheets
                          (in thousands, except per share data)
                                      (unaudited)

                                                         November 30,      May 31,
                                                             2009           2009
                                                         -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents ..........................       $ 5,052        $ 4,360
  Accounts receivable, net............................           971            931
  Inventories ........................................         3,950          4,472
  Prepaid expenses and other .........................           628            879
                                                         -----------    -----------
      Total current assets ...........................        10,601         10,642

Property and equipment, net ..........................         2,446          2,741
Other assets..........................................           534            528
                                                         -----------    -----------
      Total assets ...................................       $13,581        $13,911
                                                         ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...................................       $   366        $   995
  Accrued expenses ...................................         1,728          2,107
  Deferred revenue ...................................           872            241
                                                         -----------    -----------
      Total current liabilities ......................         2,966          3,343

Income tax payable....................................           299            299
Deferred lease commitment ............................           294            306
                                                         -----------    -----------
      Total liabilities ..............................         3,559          3,948
                                                         -----------    -----------

Shareholders' equity .................................        10,022          9,963
                                                         -----------    -----------
      Total liabilities and shareholders' equity .....       $13,581        $13,911
                                                         ===========    ===========





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